EXHIBIT 99.1


Press Release

FOR IMMEDIATE RELEASE
---------------------

JUNE 30, 1997

CONTACT:                   RUTH KLINDTWORTH
                           (212) 460-1900


                LEUCADIA NATIONAL CORPORATION ANNOUNCES AGREEMENT
                       FOR SALE OF COLONIAL PENN P&C GROUP
                     TO GENERAL ELECTRIC CAPITAL CORPORATION

New York, New York...Leucadia National Corporation (NYSE and PCX: "LUK") today announced that it has signed an agreement to sell the property and casualty insurance business of the Colonial Penn P&C Group to General Electric Capital Corporation for $950 million in cash. The terms of the transaction provide that 1997 earnings will remain in the Colonial Penn P&C Group, with General Electric Capital Corporation paying interest on the purchase price at a rate of 6% per year from January 1, 1997 to closing.

The Colonial Penn P&C Group consists of Colonial Penn Insurance Company, Colonial Penn Madison Insurance Company, Colonial Penn Franklin Insurance Company, Bayside Casualty Insurance Company and Bay Colony Insurance Company. The Group's primary business is providing private passenger automobile insurance to the mature adult population through direct response marketing.

The transaction is subject to Leucadia shareholder approval, regulatory approvals and customary closing conditions and is expected to close during the fourth quarter of 1997. The Company expects to report a pre-tax gain of approximately $600 million upon consummation of the transaction. For calendar year 1996, the Colonial Penn P&C Group had revenues of approximately $596 million and pre-tax earnings of approximately $73 million.

On April 30, 1997, Leucadia National Corporation announced that it had signed an agreement to sell its subsidiaries, Colonial Penn Life Insurance Company and Providential Life Insurance Company and certain related assets, including its health insurance operations, to Conseco, Inc. for $460 million payable in notes secured by non-cancellable letters of credit and cash. These life insurance companies are principally engaged in the sale of graded benefit life insurance policies through direct marketing and agent-sold Medicare supplement insurance. The

Conseco sale is subject to customary terms and conditions, including the receipt of regulatory approvals, and is expected to close in the third quarter of 1997. The Company expects to report a pre-tax gain of approximately $300 million upon consummation of the Conseco transaction. For calendar year 1996, those operations being sold had revenues of approximately $230 million and pre-tax earnings of approximately $48 million.

The Company's remaining insurance operations consist of personal and commercial property and casualty insurance coverage conducted through the Empire Group and the variable annuity business conducted through Charter National Life Insurance Company and Intramerica Life Insurance Company.




                                        2